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                                                                      Exhibit 23

INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in this Prospectus of Merrill Lynch Preferred Capital Trust V of our reports dated February 23, 1998 appearing in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. for the year ended December 26, 1997 and to the reference to us under the heading "Experts" in this Prospectus. We also consent to the inclusion in this Prospectus of our reports dated October 23, 1998 relating to the audits of the balance sheets of Merrill Lynch Preferred Funding V, L.P. and Merrill Lynch Preferred Capital Trust V.


/s/ Deloitte & Touche LLP

New York, New York
October 29, 1998